Exhibit 10(L)





                               PURCHASE AGREEMENT
                               ------------------


          This Purchase Agreement (this "Agreement") is entered into as of July 26, 2005 (the "Effective Date"), by and among Gateway Pipeline Company, a Texas corporation ("Gateway"); Madisonville Gas Processing, LP, a Colorado limited partnership ("Buyer"); and Bear Cub Investments LLC, a Colorado limited liability company ("Guarantor"). Gateway and Buyer are sometimes hereinafter individually referred to as a "Party" and collectively referred to as the "Parties."

                                    RECITALS
                                    --------

          WHEREAS, Gateway, Gateway Processing Company, a Texas corporation ("Gateway Processing"), Redwood Energy Production, L.P. ("Redwood"), and Hanover Compression Limited Partnership ("Hanover") entered into that First Amended and Restated Master Agreement on September 12, 2002 (the "Restated Master Agreement") in connection with oil and gas drilling, production, gathering, treating, transportation, and marketing operations relative to the Madisonville Rodessa Field in Madison County, Texas; and

          WHEREAS, contemporaneously with the execution hereof, Gateway, Gateway Processing, Redwood, and Buyer (as assignee of Hanover) are entering into a Termination and Release Agreement (the "Termination Agreement") for the termination of the Restated Master Agreement and Buyer is acquiring Hanover's Treatment Plant (as such term is defined in the Restated Master Agreement), together with all related property, rights, and equipment; and

          WHEREAS, by execution hereof Gateway shall (i) sell to Buyer its gathering line, and its Acid Gas disposal line which are connected to the Treatment Plant and all related equipment, pursuant to that Conveyance, Assignment, and Bill of Sale (the "Bill of Sale") attached hereto as Exhibit A; and

          WHEREAS, upon execution hereof, Buyer shall deliver to Gateway the payment set forth below in Article I; and

          WHEREAS, Guarantor, the sole owner of Buyer (as both limited partner of Buyer and sole owner of Madisonville Gas Processing, LLC, the general partner of Buyer), as inducement for Gateway to enter into this Agreement agrees, pursuant to the terms hereof, to guaranty certain payments of Buyer.

          NOW, THEREFORE, in consideration of the foregoing, the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

                                    AGREEMENT
                                    ---------

                                   Article I
                                Sale and Payment

     1. Sale of Assets and Equipment. Upon execution hereof, and effective as of the Effective Date, Gateway shall execute, acknowledge, and deliver to Shook, Hardy & Bacon L.L.P., attention: Craig L. Evans (the "Escrow Agent") that Conveyance, Assignment and Bill of Sale attached hereto as Exhibit A (the "Bill of Sale") conveying and assigning to Buyer those certain pipeline assets and related property interests and equipment more particularly described therein (the "Assets").

     2. Payment to Gateway. As consideration for the sale of the Assets, Buyer shall:

          (i) immediately upon execution of this Agreement, pay to Gateway One Hundred Thirty-five Thousand Dollars ($135,000)(the "Earnest Payment"); and

          (ii) on or before 5:00 p.m. Central Time on August 31, 2005 (the "Closing Date"), pay to Gateway, or at Buyer's option, directly to those lien holders listed in subparts 1 and 2 on Schedule 1.(ii) to the extent of their payoff balances with the balance to Gateway, an additional Two Million, Five Hundred Ninety Thousand Dollars ($2,590,000) (the "Closing Payment" and collectively with the Earnest Payment, the "Purchase Price").

All amounts to be paid pursuant to this Section 2 shall be made by wire transfers of immediately available funds pursuant to the wiring instructions provided to Buyer by Gateway.

     3.   Escrow and Closing Payment.

          (i) The Parties shall instruct the Escrow Agent to hold the Bill of Sale until the Closing Date; provided, however, that from the Effective Date until the Closing Date, Buyer shall have full access to and use of the Assets as if the Bill of Sale had been delivered to Buyer on the Effective Date. If, on or before the Closing Date, the full amount of the Closing Payment is paid to Gateway by Buyer as provided for in Section 2 of this
     Article I, then the Parties shall promptly instruct the Escrow Agent to deliver the Bill of Sale to Buyer. If, however, on the Closing Date, the full amount of the Closing Payment has not been paid to Gateway, then Guarantor shall immediately pay to Gateway any portion of the Closing Payment remaining outstanding. Such payment by Guarantor shall be made by wire transfer of immediately available funds pursuant to wiring instructions provided to Guarantor by Gateway.

          (ii) If, for any reason, the Closing Payment has not been paid in full to Gateway on of before the Closing Date, then Gateway shall have the option to either:

               A. Instruct the Escrow Agent to deliver the Termination Agreement and Bill of Sale to Gateway, upon which the Termination Agreement and Bill of Sale shall be null and void and of no further force and effect, causing, without any further action, all right, title and interest in and to the Assets to revert to Gateway and all the

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


          agreements otherwise terminated by the Termination Agreement to be renewed, effective as of the Effective Date (the "Unwind Option"); or

               B. Instruct the Escrow Agent to deliver the Bill of Sale to Buyer, upon which Buyer and Guarantor shall immediately have the joint and several obligation to pay to Gateway any portion of the Closing Payment then outstanding (the "Transfer Option").

               (iii) The Parties hereby acknowledge that if Gateway elects the Unwind Option, all rights and obligations of Gateway, Gateway Processing, Redwood and Hanover under the Restated Master Agreement shall be renewed, effective as of the Effective Date, and all of Hanover's rights and obligations under the Restated Master Agreement, as of immediately prior to the Effective Date, shall be assumed by Buyer. Furthermore, upon exercise of the Unwind Option by Gateway, Buyer shall assign to Gateway any and all rights they may have in and to any insurance proceeds payable in connection with the use or operation of the Assets during the period of time extending from the Effective Date through and including the Closing Date.

               (iv) Regardless of whether Gateway elects the Unwind Option or the Transfer Option, Gateway shall be entitled to retain the Earnest Payment and any portion of the Closing Payment previously received by it.

               (v) Nothing contained in this Article I or otherwise in this Agreement shall be deemed to be a waiver by Gateway of its right to pursue any additional remedy, whether in law or in equity, available to it with respect to a breach of any provision of this Agreement by Buyer.

               (vi) From and after the Effective Date and until the Closing Date, Buyer shall, (a) continue to use and operate the Assets in a manner consistent with the use and operation of the Assets by Gateway immediately prior to the Effective Date, (b) use all reasonable efforts to preserve the Assets in the condition received, normal wear and tear excepted, (c) not create or allow to exist any encumbrance or lien on any of the Assets, except as identified on Schedule 1.(ii) hereto, (d) not sell, lease, transfer or otherwise dispose of any of the Assets, and (e) maintain in full force and effect policies of insurance of a manner and in coverage amounts commercially reasonable for the operation of the Assets as contemplated hereby, proof of which shall be provided to Gateway on or before the Effective Date.

          4. Buyer shall indemnify, defend and hold harmless Gateway from and against any and all actions, proceedings, claims, assessments, judgments, losses, liabilities, damages, costs or expenses arising from or related to Buyer's use or operation of the Assets during the period extending from the Effective Date until such time as the Closing Payment has been received by Gateway as provided for in this Agreement ("Losses"); provided, however, that Buyer, collectively, shall have no liability for indemnification of Losses under this Article I, Section 4. in excess of the Closing Payment, net of any insurance proceeds received by Gateway, with respect to any such Losses. Gateway will promptly notify Buyer in writing of any proceeding or third party claim for which Gateway may seek indemnification under this
     Article I, Section 4.

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


          5. All obligations of Guarantor under this Agreement automatically cease and terminate upon Gateway's receipt of the Closing Payment.

                                   Article II
                         Representations and Warranties

          1. Gateway Representations. Gateway hereby represents and warrants to Buyer as follows:

               (i) Power; Authority; Authorization. Gateway has all requisite corporate power and authority (i) to execute and deliver this Agreement, (ii) to consummate the transactions contemplated hereby, and (iii) to perform all the obligations to be performed by it hereunder. The execution and delivery of this Agreement, the performance of all the terms and conditions hereof to be performed by Gateway in its corporate capacity, and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Gateway. This Agreement has been duly executed and delivered by Gateway, and constitutes the valid and binding obligation of Gateway, enforceable against Gateway in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other laws relating to or affecting the enforcement of creditors' rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

               (ii) Title to Assets. Except as identified on Schedule 1.(ii), or as would not otherwise have a material adverse effect on the value of the Assets, Gateway has all right, title and interest in the Assets free and clear of all liens, claims or encumbrances.

               (iii) No Conflicts. Except as identified in Schedule 1.(iii), neither the execution and delivery of this Agreement or any other document or instrument to be executed and delivered by Gateway pursuant to the transactions contemplated hereunder, nor the performance of Gateway's obligations thereunder, will (a) violate any regulation or court order to which Gateway or the Assets is subject,
          (b) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of Gateway, or (c) require any notice, expiration of any waiting period, filing with, or permit, authorization, consent or approval of, any governmental authority or other person.

               (iv) Tax Matters. Gateway has filed all tax returns with respect to the Assets that it was required to file for all taxable periods ending before the Effective Date (but only to the extent such returns were due prior to the Effective Date). All such tax returns were complete and accurate in all material respects, and all taxes shown as due from Gateway with respect to the Assets on any such tax returns have been paid, with the exception of any current year taxes that may be due, which shall be pro-rated to the Effective Date for the current year.

               (v) Real Property. To Gateway's knowledge, all easements relating to the Assets have been validly granted and none of the Assets encroaches on any boundary or lies outside any such easement. For

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


          purposes of this Agreement, the phrase, "to Gateway's knowledge," shall mean to the actual knowledge of any executive officer of Gateway.

               (vi) Litigation; Compliance with Law. Except as identified in
          Schedule 1.(vi), there is no litigation pending or, to Gateway's knowledge, threatened against Gateway (a) related to the Assets or (b) seeking to prevent or challenge any of the transactions contemplated hereunder. There has been no default under any laws or regulations applicable to the Assets. There has been no default with respect to any court order applicable to, and there is no court order currently applicable to the Assets. Gateway has no reason to believe that any litigation will be brought or threatened in connection with the Assets.

               (vii) No Environmental Conditions. To Gateway's knowledge, there are no material violations of applicable environmental laws affecting the Assets. No notice or action alleging such violation is pending or, to Gateway's knowledge, threatened against the Assets.

               (viii) No Broker. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement.

          2. Buyer Representations. Buyer and Guarantor hereby jointly and severally represent and warrant to Gateway as follows:

               (i) Power; Authority; Authorization of Buyer. Buyer has all requisite limited partnership power and authority (i) to execute and deliver this Agreement, (ii) to consummate the transactions contemplated hereby, and (iii) to perform all the obligations to be performed by it hereunder. The execution and delivery of this Agreement, the performance of all the terms and conditions hereof to be performed by Buyer in its limited partnership capacity, and the consummation of the transactions contemplated hereby have been duly authorized by all necessary limited partnership action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other laws relating to or affecting the enforcement of creditors' rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

               (ii) Power; Authority; Authorization of Guarantor. Guarantor has all requisite limited liability company power and authority (i) to execute and deliver this Agreement, (ii) to consummate the transactions contemplated hereby for which it is responsible, and
          (iii) to perform all the obligations to be performed by it hereunder. The execution and delivery of this Agreement, the performance of all the terms and conditions hereof to be performed by Guarantor in its limited liability company capacity, and the consummation of the transactions contemplated hereby have been duly authorized by all necessary limited liability company action on the part of Guarantor. This Agreement has been duly executed and delivered by Guarantor for the limited purpose of guaranteeing the Closing Payment, and constitutes the valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other laws relating to or affecting the enforcement of creditors' rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Pursuant to Article I, Section 4, all obligations of Guarantor under this Agreement automatically expire when Buyer and/or Guarantor has paid the Closing Payment to Gateway.

               (iii) No Conflicts. Neither the execution and delivery of this Agreement or any other document or instrument to be executed and delivered by Buyer pursuant to the transactions contemplated hereunder, nor the performance of Buyer's obligations thereunder, will
          (a) violate any regulation or court order to which Buyer is subject,
          (b) conflict with or result in any breach of any provision of the organizational documents of Buyer, or (c) require any notice, expiration of any waiting period, filing with, or permit, authorization, consent or approval of, any governmental authority or other person.

               (iv) No Broker. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement.

          3. Survival. The representations and warranties in this Article II shall survive until the date that is six months from the Closing Date; provided, however, that the representations and warranties in Section 1.(iv) shall survive for the applicable statute of limitations period and the representations and warranties in Sections 1.(i), 1.(ii), 2.(i) and 2.(ii) shall survive indefinitely.

                                   Article III
                                  Miscellaneous

          1. Contractor Lien. If TEPSCO, L.P. (the "Contractor Plaintiff") ultimately succeeds in obtaining a final judgment or settlement against Gateway with respect to its pending claim in connection with which Contractor has filed a mechanic's lien against the Assets, Gateway shall, to the extent necessary to secure the release of such lien, promptly pay the amount of such judgment or settlement (the "Recovery Amount"). In the event that Gateway fails to pay any Recovery Amount, then Buyer shall be entitled to offset the amount of any Recovery Amount against any amount owing by Buyer to Gateway under that certain Transportation Agreement entered into by and between Gateway and Buyer contemporaneously herewith.

          2. Expenses. Except as otherwise provided herein, each Party will pay all fees and expenses incurred by it in connection with this Agreement and the consummation of the transactions contemplated hereby.

          3.   Collection Costs.

               (i) Buyer will pay to Gateway, on demand, all reasonable costs and expenses which Gateway incurs to enforce any provision of this Agreement or to otherwise collect any amounts due Gateway under this Agreement, including, without limitation, reasonable attorneys' fees and expenses, irrespective of whether litigation is commenced, and, if

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


          litigation is commenced, all court costs and reasonable expenses of Gateway in connection therewith. Buyer's obligation to pay all such costs and expenses of Gateway also applies to any appellate proceedings (irrespective of which party prevailed at the trial court or at the lower appellate court), any bankruptcy or like insolvency proceedings and any arbitration or other proceedings involving this Agreement or the rights of the Parties hereunder. Guarantor shall guaranty all such payment obligations of Buyer to the extent related to the Closing Payment.

               (ii) Similarly, Gateway shall pay to Buyer, on demand, all reasonable costs and expenses which Buyer incurs to enforce any provision of this Agreement including, without limitation, reasonable attorneys' fees and expenses, irrespective of whether litigation is commenced, and, if litigation is commenced, all court costs and reasonable expenses of Buyer also applies to any appellate proceedings (irrespective of which party prevailed at the trial court or at the lower appellate court), any bankruptcy or like insolvency proceedings and any arbitration or other proceedings involving this Agreement or the rights of the Parties and Guarantor hereunder.

          4. Further Assurances. Each Party will from time to time after the closing of the transactions contemplated hereby and without further consideration, upon the request of the other Party, execute and deliver such documents and take such actions as the other Party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

          5. Assignment; Parties in Interest. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors. No Party may transfer or assign any of its rights or obligations hereunder or any interest herein without the prior written consent of the other Party, which consent may be withheld at any Party's sole discretion.

          6. Entire Agreement. This Agreement and the instruments attached as exhibits and schedules hereto contain the entire understanding of the Parties with respect to the matters addressed herein. There are no restrictions, agreements, promises, representations, warranties, covenants, or undertakings other than those expressly set forth or referred to herein. This Agreement and the instruments attached as exhibits hereto supersede all prior agreements and undertakings between the Parties with respect to the subject matter hereof. This Agreement and its exhibits may be amended or modified only by a written instrument duly executed by all of the Parties who are signatories to such instrument.

          7. Severability. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision or provisions had never been contained herein.

          8. Interpretation. The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

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


          9. Notices. All notices and other communications required or desired to be given hereunder must be in writing and sent (properly addressed as set forth below) by: (a) U.S. mail with all postage and other charges fully prepaid,
(b) hand delivery, or (c) e-mail or electronic facsimile transmission. A notice will be deemed effective on the date on which such notice is received by the addressee, if by mail or hand delivery, or on the date sent, if by e-mail or facsimile. Each Party may change its address by notifying the other Parties of such address change in accordance herewith.

          If to Gateway:            Gateway Pipeline Company
                                    500 Dallas Street, Suite 2615
                                    Houston, TX 77002
                                    Attn:  Mr. Robert Panico
                                    Telephone  (713) 336-0844
                                    Facsimile:  (713) 336-0855

          with a copy to:           Shook, Hardy & Bacon, L.L.P.
                                    2555 Grand Boulevard
                                    Kansas City, MO 64108
                                    Attn:  Mr. Craig L. Evans
                                    Telephone  (816) 559-2478

          If to Buyer:              Madisonville Gas Processing, LP
                                    1625 Broadway, Suite 2400
                                    Denver, CO 80202
                                    Attn:  Robert J. Clark
                                    Telephone:  (303)626.8288
                                    Facsimile:  (303)626.8259


          with a copy to:           Beatty & Wozniak, P.C.
                                    216 16th Street, Suite 1100
                                    Denver, Colorado 80202
                                    Attn:  Michael J. Wozniak
                                    Telephone:  (303)407-4466
                                    Facsimile:  (303)407-4494


          10. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas, without regard to any conflict of law rules.

          11. Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument.

          10. No Third-Party Beneficiary. Except as expressly provided herein, this Agreement is not intended to create nor shall it be construed to create, any rights in any Third Party beneficiaries.

     IN WITNESS WHEREOF, the undersigned Parties have caused this Agreement to be executed and delivered as of the Effective Date.



                                            GATEWAY PIPELINE COMPANY



                                            By:  /s/  Robert Panico
                                               --------------------------------
                                            Name:     Robert Panico
                                            Title:    President


                                            MADISONVILLE GAS PROCESSING, LP
                                            By:  Madisonville GP, LLC , its
                                            general partner

                                            By:  /s/  Robert J. Clark
                                               --------------------------------
                                            Name:     Robert J. Clark
                                            Title:    Manager


                                            BEAR CUB INVESTMENTS, LLC


                                            By:  /s/  Robert J. Clark
                                               --------------------------------
                                            Name:     Robert J. Clark
                                            Title:    President







EXHIBITS

Exhibit A--Conveyance, Assignment, and Bill of Sale
Schedule 1.(ii) Liens
Schedule 1.(iii) Consents
Schedule 1.(vi) Litigation

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